Exhibit 95
Materion Corporation
Mine Safety Disclosure Pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and
Consumer Protection Act for the Fiscal Quarter Ended April 2, 2021
Materion Natural Resources Inc., a wholly owned subsidiary, operates a beryllium mining complex in the State of Utah which is regulated by both the U.S. Mine Safety and Health Administration (“MSHA”) and state regulatory agencies. We endeavor to conduct our mining and other operations in compliance with all applicable federal, state and local laws and regulations. We present information below regarding certain mining safety and health citations which MSHA has levied with respect to our mining operations.
Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 1503(a)”) requires the Company to present certain information regarding mining safety in its periodic reports filed with the Securities and Exchange Commission.
The following table reflects citations, orders and notices issued to Materion Natural Resources Inc. by MSHA during the fiscal quarter ended April 2, 2021 (the “Reporting Period”) and contains certain additional information as required by Section 1503(a) and Item 104 of Regulation S-K, including information regarding mining-related fatalities, proposed assessments from MSHA and legal actions (“Legal Actions”) before the Federal Mine Safety and Health Review Commission, an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act.
Included below is the information required by Section 1503(a) with respect to the beryllium mining complex (MSHA Identification Number 4200706) for the Reporting Period:

(A)	Total number of alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under Section 104 of the Mine Act for which Materion Natural Resources Inc. received a citation from MSHA	0
(B)	Total number of orders issued under Section 104(b) of the Mine Act	0
(C)	Total number of citations and orders for alleged unwarrantable failure by Materion Natural Resources Inc. to comply with mandatory health or safety standards under Section 104(d) of the Mine Act	0
(D)	Total number of alleged flagrant violations under Section 110(b)(2) of the Mine Act	0
(E)	Total number of imminent danger orders issued under Section 107(a) of the Mine Act	0
(F)	Total dollar value of proposed assessments from MSHA under the Mine Act	$0
(G)	Total number of mining-related fatalities	0
(H)	Received notice from MSHA of a pattern of violations under Section 104(e) of the Mine Act	No
(I)	Received notice from MSHA of the potential to have a pattern of violations under Section 104(e) of the Mine Act	No
(J)	Total number of Legal Actions pending as of the last day of the Reporting Period	0
(K)	Total number of Legal Actions instituted during the Reporting Period	0
(L)	Total number of Legal Actions resolved during the Reporting Period	0